EXHIBIT 11

                          CHALLENGER INTERNATIONAL, LTD

                        CALCULATION OF EARNINGS PER SHARE

                                   (UNAUDITED)



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
                                                          THREE MONTHS      Three months       SIX MONTHS         Six months
                                                              ENDED            ended             ENDED              ended
                                                            APRIL 30          April 30          APRIL 30           April 30
                                                         ---------------- ----------------- ----------------- -----------------
                                                              1995              1994              1995              1994
                                                         ---------------- ----------------- ----------------- -----------------
Primary and Fully Diluted Loss Per Share

Shares in issue beginning of period                           10,583,142         9,863,142       10,583,142          9,863,142
Shares issued (weighted average)                                 348,987            63,562          348,987             52,665
                                                         ---------------- ----------------- ----------------- -----------------
       Weighted average shares in issue end of period         10,932,129         9,926,704       10,932,129          9,915,808

Dilutive Common Stock Equivalents
           (weighted average)
       Savage Arms Series A convertible redeemable
           preferred stock (weighted average)                          -          600,000                 -            600,000
       Savage Arms Series C convertible redeemable
           preferred stock (weighted average)                    160,991          160,991           160,991            160,991
       Other stock options using treasury stock method           267,934          354,975           264,469            427,657
                                                         ---------------- ----------------- ----------------- -----------------
Total weighted average common shares and
           common stock equivalents                           11,361,054       11,031,774        11,357,588         11,104,455
                                                         ================ ================= ================= =================

NET INCOME FOR PERIOD
           (thousands of U.S. Dollars)                   $           805  $           771   $         1,110   $            962
                                                         ================ ================= ================= =================

EARNINGS PER  SHARE                                      $          0.07  $          0.07   $          0.10   $           0.09
                                                         ================ ================= ================= =================
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